Exhibit 21.1

List of Subsidiaries of the Company

Centogene AG

Centogene IP GmbH

Centogene Shared Services GmbH

Centogene Fzllc, Dubai

Centogene US, LLC, Burlington, USA

Centogene GmbH, Vienna

Centogene India Pvt. Ltd.